ACQUISITION AGREEMENT BY AND AMONG GLOBAL ADVANCE CORP. AND POSTINK TECHNOLOGY, LP. AND RSIV, LLC

ACQUISITION AGREEMENT

            Agreement dated as of the 5th day of February, 2008 by and among Global Advance Corp., a Delaware corporation, with an address at 24955 Pacific Coast Highway, Malibu, CA 90265 ("GADV"), and PostInk Technology, LP., a Texas limited partnership, with an address at 2045 FM 2673, Suite 1 Canyon Lake, Comal County, Texas 78133, and RSIV, LLC (general partner of PostInk Technology, LP), (hereinafter referred to collectively as "POST").

WITNESSETH

            WHEREAS, GADV desires to acquire 100% of POST;

            WHEREAS, the POST partners desire to exchange all of their interest in POST for shares of GADV;

            WHEREAS, the parties would not enter into this Agreement unless they agreed to make the representations and warranties set forth in Articles "6" and "7" of this Agreement;

            WHEREAS, the parties agree to make the representations and warranties set forth in Article "6" and "7" of this Agreement;

            WHEREAS, the POST partners and the Board of Directors of GADV deem it advisable and in the best interests of each company and their respective shareholders/partners that GADV acquire 100% interest of POST from the POST partners in order to advance the long?term business interests of POST and GADV;

            WHEREAS, the Boards of Directors/Managing Partners of each of POST and GADV have adopted, approved and authorized the execution and delivery of this Agreement to implement the acquisition of 100% interest of POST by GADV from the POST partners in compliance with the provisions of the Texas General Corporation Law and the Delaware Revised Statutes with the result that GADV shall issue shares of GADV to the POST partners in exchange for one hundred (100%) percent of the interest of POST, and POST shall thereby become a wholly-owned subsidiary of GADV;

            WHEREAS, POST and GADV intend that the acquisition of all of 100% interest of POST by GADV from the POST partners will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended;

            WHEREAS, the Boards of Directors/Managing Partners of POST and GADV intend to, and shall, have this Agreement and the transactions with respect to this Agreement approved by the partners of POST and the shareholders of GADV in accordance with the applicable provisions of the Texas General Corporation Law and Delaware Corporation Law; the parties shall approve of this Agreement in its entirety, including, but not limited to, Articles "6" and "7" of this Agreement; and

            WHEREAS, on the Closing Date, the following shall be done simultaneously, which will hereinafter be referred to as the "Exchange": (1) GADV shall issue twenty-five million five (25,000,005) shares of GADV Common Stock and 100,000 Series A Preferred Shares ("Exchange Shares") to POST in exchange for 100% of POST; (2) GADV shall declare a 15 for 1 forward-split of the common stock; and (3) GADV shall cancel 29,388,750 common shares of the original control block. After the Exchange GADV shall have approximately forty million nine hundred eighty six thousand two hundred fifty-five (40,986,255) common shares issued and outstanding, fully paid and non-assessable,

GADV shall own one hundred (100%) percent of POST, and POST shall thereby become a wholly-owned subsidiary of GADV; and

            WHEREAS, GADV and POST hereby agree to assume the responsibility of repaying a current loan outstanding with GADV for $750,000.00, evidenced by the loan agreement referenced herein as "Exhibit A" (the "Loan Agreement"). Pursuant to the Loan Agreement, if the Exchange takes place between GADV and POST, the loan will become repayable by the issuance of the Warrant to Purchase Common Stock attached hereto as Exhibit "B", which is convertible into fifteen million (15,000,000) shares of common stock of GADV on a post split basis at a conversion rate of $0.05 per share; and

            WHEREAS, Pursuant to individual "Lockup Agreements" with the original shareholders of GADV referenced herein as "Exhibit "C", approximately 5,650,000 common shares will not be publicly sold for a period of 90 (Ninety) days from the date of this Agreement; and

            WHEREAS, GADV and POST hereby agree to issue cashless warrants exercisable at $0.01 per share to POST Shareholders for 75,000,000 shares of common stock of GADV on a post split basis. Copies of such warrants in the form of the Warrant to Purchase Common Stock are attached hereto as Exhibit "D".

            NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for good and valuable consideration, receipt of which is hereby acknowledged,

            IT IS AGREED:

            1.           Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself and himself.

            2.           Authorized Shares. GADV agrees to adjust its number of authorized shares prior to the Closing Date, so that there shall be five hundred million (500,000,000) authorized shares of GADV Common Stock of which three million twenty five thousand (3,025,000) are issued and outstanding prior to the Closing. Pursuant to the Share Exchange Agreement, GADV has authorized one million (1,000,000) of Series A Preferred Stock with a par value of $0.0001 per share. The Series A Preferred Stock has a 750-1 conversion and voting ratio so that each Series A Preferred share has a voting and conversion ratio into 750 common shares.

            3.           Closing Transactions.

                          A.         On the Closing Date, subject to, and consistent with, the provisions of this Agreement, the following shall be done simultaneously: (1) GADV shall issue twenty-five million five (25,000,005) shares of GADV Common Stock and 100,000 Series A Preferred Shares ("Exchange Shares") to POST in exchange for 100% of POST; (2) GADV shall declare a 15 for 1 forward-split of the common stock; and (3) GADV shall cancel 29,388,750 common shares of the original control block. After the Exchange GADV shall have approximately forty million nine hundred eighty six thousand two hundred fifty-five (40,986,255) common shares issued and outstanding, fully paid and non-assessable, GADV shall own one hundred (100%) percent of POST, and POST shall thereby become a wholly-owned subsidiary of GADV (referenced herein as "Exhibit E").

                          B.         Subject to, and consistent with, the provisions of this Agreement, and in accordance with the relevant provisions of the Delaware Corporation Law, POST shall become a wholly-owned subsidiary of GADV through the Exchange set forth in Paragraph "A" of this Article "3" of this Agreement.

            4.           Directors and Officers.

                          A.         The expected corporate structure of the combined entities is that of a publicly traded company. The Management of the company is to be that of Russell Chaney as CEO/Chairman and Shane Rapp as President/Secretary/Treasurer. Russell Chaney and Shane Rapp shall be members of the board of directors of GADV. This Board of Directors and the Officers shall have full control of the Company.

            5.           Closing Date. The closing of this transaction (the "Closing") shall take place at the offices of Applbaum & Zouvas, LLP, 925 Hotel Circle South, San Diego, CA. 92108 at 10:00 AM Pacific Standard Time ("PST") on April 25, 2008 (the "Closing Date").

            6.           POST's Representations, Warranties and Covenants. POST represents, warrants and covenants to GADV as follows:

                          A.         Corporate Status.

                                 i.          POST is a limited partnership duly organized pursuant to the laws of the State of Texas, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

                                 ii.         Copies of (a) the Certificate of Partnership of POST, and all amendments thereto, certified by the Secretary of State of Texas, (b) the Partnership Agreement of POST, as amended, certified by the Secretary of POST, and (c) a good standing certificate for POST issued by the Secretary of State of Texas as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as Exhibits "F" (Article "6Aii"), "G" (Article "6Aii"), and "H" (Article "6Aii"), respectively, and are complete and correct as of the date of this Agreement.

                          B.         Authority of POST. POST has the full partnership power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by POST of the transactions set forth in this Agreement have been duly and validly authorized, executed and delivered by POST, and (assuming the valid authorization, execution and delivery of this Agreement by GADV) this Agreement is valid and binding upon POST and enforceable against POST in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution by the partners of POST and a consent of a majority of the POST partners POST's entry into this Agreement and consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibits "I" (Article "6B") and "J" (Article "6B").

                          C.         Ownership. Annexed hereto and made a part hereof as Exhibit "K" (Article "6C"), is a schedule of all POST partners and their respective ownership of POST.

                          D.         Compliance with the Law and Other Instruments. Except as otherwise provided in this Agreement and in the Exhibits annexed to, and made a part of, this Agreement, the business and operations of POST have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect POST or its properties, assets, businesses or prospects.

                          E.         Absence of Conflicts. The execution and delivery of this Agreement, and the consummation by POST of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of POST's partnership agreement, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which POST is a party to or by which any of its assets are bound, (iii) do not and shall not cause POST to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of POST. POST has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

                          F.         Environmental Compliance. POST is in compliance with all applicable environmental laws.

                          G.         OSHA Compliance. POST is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

                          H.         Taxes. POST has timely filed all required federal tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provisions for the payment of all such taxes shown to be due on said returns.

                          I.         Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations adversely affecting POST or its properties, assets or businesses, or with respect to any matter arising out of the conduct of POST's business pending or to its knowledge threatened, by or against, any officer or director of POST in connection with its affairs, whether or not covered by insurance. Neither POST nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting POST. POST is not presently engaged in any legal action.

                          J.         Contracts. Except as set forth on the POST Disclosure Schedule, POST is not a party to any material contracts.

                          K.         No Approvals. No approval of any governmental authority is required of POST in connection with the consummation of the transactions set forth in this Agreement.

                          L.         Complete Disclosure. No representation or warranty of POST which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to POST's knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of POST which would materially adversely affect same which has not been disclosed to GADV in this Agreement.

                          M.         No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that GADV knew or had reason to know that any covenant, representation or warranty of POST in this Agreement or furnished or to be furnished to GADV contained untrue statements.

            7.           GADV's Representations, Warranties and Covenants. GADV represents, warrants and covenants to POST as follows:

                          A.         Corporate Status.

                                 i.          GADV is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

                                 ii.         copies of (a) the Certificate of Incorporation of GADV, and all amendments thereto, certified by the Secretary of State of the State of Delaware, (b) the By-Laws of GADV, as amended, certified by the Secretary of GADV, and (c) a good standing certificate for GADV issued by the Secretary of State of the State of Delaware as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as Exhibits "L" (Article "7Aii"), "M" (Article "7Aii") and "N" (Article "7Aii") respectively, and are complete and correct as of the date of this Agreement.

                          B.         Authority of GADV. GADV has the full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by GADV of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of GADV, and (assuming the valid authorization by the partners of POST, and the execution and delivery of this Agreement by POST) this Agreement is valid and binding upon GADV and enforceable against GADV in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of GADV and a consent of the shareholders holding a majority of the votes of GADV approving GADV's entry into this Agreement and consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibits "O" (Article "7C") and "P" (Article "7B").

                          C.         Ownership. The individuals and/or entities set forth on Exhibit "Q" (Article "7C") which is annexed to, and made a part of, this Agreement, are the shareholders of record of GADV.

                          D.         Compliance with the Law and Other Instruments. The business and operations of GADV have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect GADV or its properties, assets, businesses or prospects.

                          E.         Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the securities of GADV, and the consummation by GADV of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of GADV's Certificate of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which GADV is a party to or by which any of its assets are bound, (iii) do not and shall not cause GADV to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of GADV. GADV has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

                          F.         Environmental Compliance. GADV is in compliance with all applicable environmental laws.

                          G.         OSHA Compliance. GADV is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

                          H.         Securities laws compliance. GADV is in compliance with all applicable securities laws through the present date and in connection with the transactions contained in this Agreement.

                          I.         Taxes. GADV has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provisions for the payment of all such taxes shown to be due on said returns. The acquisition of all of 100% interest of POST by GADV from the POST partners will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

                          J.         Litigation. There are no legal, administrative, arbitration, or other proceedings or governmental investigations adversely affecting GADV or its properties, assets or businesses, or with respect to any matter arising out of the conduct of GADV's business pending, or to its knowledge threatened, by or against, any officer or director of GADV in connection with its affairs, whether or not covered by insurance. Neither GADV nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting GADV. GADV is not presently engaged in any legal action.

                          K        . Contracts. Except as set forth on the GADV Disclosure Schedule, GADV is not a party to any material contracts.

                          L.         No Approvals. No approval of any governmental authority is required of GADV in connection with the consummation of the transactions set forth in this Agreement.

                          M.         Complete Disclosure. No representation or warranty of GADV which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to GADV's knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of GADV which would materially adversely affect same which has not been disclosed to POST in this Agreement.

                          N.         No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that POST knew or had reason to know that any covenant, representation or warranty of GADV in this Agreement or furnished or to be furnished to POST contained untrue statements.

            8.           Mutual Covenants of All of the Parties Hereto.

                          A.         Best Efforts. Each of the parties hereto shall use its best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing Date.

                          B.         Notice of Developments and Updates. Each of the parties hereto shall give prompt written notice pursuant to Paragraph "C" of Article "20" of this Agreement to the other parties hereto of any act, event or occurrence which may cause or constitute a breach of any of its own representations and warranties in Articles "6" or "7" of this Agreement, as the case may be.

                          C.         No Public Announcement. None of the parties hereto shall, without the prior written approval of POST and GADV, make any press release or other public announcement or communicate with any customer, competitor, or supplier of, or others having business dealings with, either of POST or GADV concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine such disclosure is required by law (which determination shall be made by such party based upon the advice of its counsel), in which event the other parties hereto shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

                          D.         Exclusivity. Neither POST nor GADV shall, without the prior written approval of (i) in the case of GADV, POST or (ii) in the case of POST, GADV, (i) enter into, or (ii) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for, a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, but not limited to, by way of a tender offer) or similar transaction involving such party, other than the transactions contemplated by this Agreement.

            9.           Conduct of GADV's Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, GADV shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of GADV, and use its best efforts to preserve GADV's relationships, if any, with customers, suppliers and others having business dealings with GADV, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of POST, GADV shall not:

                          A.         make any change in its Certificate of Incorporation or By-Laws;

                          B.         authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock, except pursuant to the terms and conditions of this Agreement;

                          C.         take any action or omit to do any act which would cause the representations or warranties of GADV contained herein to be untrue or incorrect in any material respect;

                          D.         declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

                          E.         commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement;

                          F.         wind down or transfer its business; or

                          G.         engage in any business activities whatsoever.

            10.        Conduct of POST Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, POST shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of POST, and use its best efforts to (i) keep available to POST the services of POST's present officers and employees, (ii) preserve POST's relationships, if any, with customers, suppliers and others having business dealings with POST, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of GADV, POST shall not:

                          A.         make any change in the Certificate of Partnership or partnership agreement of POST;

                          B.         conduct the business of POST in any manner other than in the ordinary course;

                          C.         declare or make any payment or distribution to its partners (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

                          D.         take any action or omit to do any act which would cause the representations or warranties of POST contained herein to be untrue or incorrect in any material respect;

                          E.         commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or

                          F.         commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of POST.

            11.        Nondisclosure of Confidential Information/Non-Circumvent.

                          A.         As used in this Agreement, "Confidential Information" shall mean oral or written information which is directly or indirectly presented to a party, its past, present or future subsidiaries, parents, officers, consultants, directors, shareholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as "Agents") by another party or its Agents, including, but not limited to, information which is developed, conceived or created by the party, or disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents during, or after the termination of, this Agreement if disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents as a result of this Agreement, with respect to the party, its business or any of said party's products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the party, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the party. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of customers and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the party that the party informs the other party or its Agents or the other party or its Agents should know, by virtue of said party's position or the circumstances in which said party learned such other information, is to be kept confidential including, but not limited to, any information acquired by the other party or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the party in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

                          B.         Except as required in the performance of a party's or its Agents' obligations pursuant to this Agreement, neither said party nor its Agents shall, during, or after the termination of, this Agreement, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Said Party or its Agents shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of said party or its Agents (iii) is disclosed as reasonably required in a proceeding to enforce said party's rights under this Agreement or (iv) is disclosed as required by court order or applicable law; provided, however, that if said party and/or its Agents are legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, said party and/or its Agents, as the case may be, shall promptly notify the party of such request or requirement so that the party may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, said party and/or its Agents, as the case may be, agree to furnish only that portion of the Confidential Information which they are advised by their respective counsel is legally required.

                          C.         Upon termination of this Agreement for any reason or at any time upon request of a party, the other party and its Agents agree to deliver to the requesting party all materials of any nature which are in the other party's or its Agents' possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting party or any vendor, licensor, licensee, customer or client of the party, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The other party and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the requesting party in writing by the other party and/or its Agents.

                          D.         Upon the consummation of the transaction set forth in this Agreement, all of the Confidential Information shall be deemed to be the property of GADV.

            12.        Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

            13.        Conditions of Closing.

                          A. Conditions to POST's Obligation to Close. The obligation of POST to close the transactions set forth in this Agreement shall be subject to the following conditions:

                                 i.          Representations and Warranties of GADV to be True. To GADV's knowledge, the representations and warranties of GADV set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement;

                                 ii.         Performance of Obligations of GADV. GADV shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date;

                                 iii.        No Adverse Change. There shall not have occurred any material adverse change since the date of this Agreement and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of GADV;

                                 iv.       Statutory Requirements. Any statutory requirement for the valid consummation by GADV of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by GADV of the transactions set forth in this Agreement and to permit the business presently carried on by GADV to continue unimpaired following the Closing Date, shall have been obtained;

                                 v.        No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement;

                                 vi.       Consents Under Agreements. GADV shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement;

                                 vii.      Good Standing Certificate. On the Closing Date, GADV shall provide POST with a good standing certificate for GADV issued by the Secretary of State of the State of Delaware, which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date;

                                 viii.     Shareholder Approval. The shareholders of GADV shall have approved this Agreement and its related transactions in accordance with the applicable provisions of the Delaware Corporations Code, and GADV shall have delivered to POST a consent of the shareholders of GADV in the form annexed to, and made a part of, this Agreement as Exhibit "P" (Article "7B"); and

                                 ix.       Directors and Officers. The Board of Directors of GADV shall have appointed Russell Chaney as the CEO/Chairman, Shane Rapp as President/Secretary/Treasurer and both Russell Chaney and Shane Rapp as members of the board of directors of GADV pursuant to Paragraph "A" of Article "4" of this Agreement, and the directors and officers of GADV serving immediately prior to the Closing Date shall have resigned pursuant to Paragraphs "A" and "B" of Article "4" of this Agreement, respectively.

                                 x         No Liabilities. GADV shall have no liabilities, contractual or other obligations, or business activities, all of which shall have been satisfied, resolved or transferred prior to the Closing without any recourse or liability to GADV.

                                 xi.      Legal Opinion. GADV shall provide POST with a legal opinion certifying that GADV does not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including, but not limited to, tax liabilities, debts, liens, encumbrances, or pending or threatened lawsuits.

                          B.         Conditions to GADV's Obligation to Close. The obligation of GADV to close the transactions set forth in this Agreement shall be subject to the following conditions:

                                 i.        Representations and Warranties of POST to be True. To POST's, the representations and warranties of POST set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement;

                                 ii.       Performance of Obligations of POST. POST shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by him or it prior to the Closing Date;

                                 iii.       No Adverse Change. There shall not have occurred any material adverse change through the date of the Closing Date in the business, properties, results of operations or business or financial condition of POST;

                                 iv.       Statutory Requirements. Any statutory requirement for the valid consummation by POST of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by POST of the transactions set forth in this Agreement and to permit the business presently carried on by POST to continue unimpaired following the Closing Date, shall have been obtained;

                                 v.        No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement;

                                 vi.       Consents Under Agreements. POST shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement; and

                                 vii.      Partner Approval. The POST partners shall have approved this Agreement and its related transactions pursuant to the applicable provisions of the Texas General Corporations Law, and

POST shall have delivered to GADV consent of a majority of the POST partners in the form annexed to, and made a part of, this Agreement as Exhibit "J" (Article "6B").

                                 viii.      Good Standing Certificate. On the Closing Date, POST shall provide GADV with a good standing certificate for POST issued by the Secretary of State of the State of Texas, which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date, if applicable;

            14.        Documents, Certificates, etc. to be Delivered at Closing.

                          A.         At the Closing, GADV shall deliver the following items to POST:

                                 i.         stock certificates evidencing the Exchange Shares, as defined in the ninth "WHEREAS" clause of this Agreement;

                                 ii.        a good standing certificate of GADV, dated within thirty (30) days prior to the Closing Date;

                                 iii.       a consent of the shareholders of GADV, in the form annexed to, and made a part of, this Agreement as Exhibit "P" (Article "7B"); and

                                 iv.       the legal opinion set forth in Subparagraph "xi" of Paragraph "A" of Article "13" of this Agreement.

                          B.         At the Closing, POST shall deliver the following items to GADV:

                                 i.         stock certificates evidencing all of the issued and outstanding shares of POST Common Stock; and

                                 ii.        a consent of the POST partners, in the form annexed to, and made a part of, this Agreement as Exhibit "J" (Article "6B").

                                 iii.       a good standing certificate of POST, dated within thirty (30) days prior to the Closing Date.

            15.        Equitable Relief.

                          A.         GADV acknowledges that POST shall be irreparably damaged if this Agreement is not consummated. Therefore, in the event of any breach by GADV of this Agreement, POST shall have the right to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which POST may have for damages or otherwise.

                          B.         POST acknowledges that GADV shall be irreparably damaged if this Agreement is not consummated. Therefore, in the event of any breach by POST of this Agreement, GADV shall have the right, at its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security,

(ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which GADV may have for damages or otherwise.

            16.        Method of Termination. This Agreement may be terminated prior to the Closing Date, by any of the following methods:

                          A.         by mutual written consent of GADV and POST, authorized by the Boards of Directors of GADV and the managing partner of POST;

                          B.         by written notice from (i) GADV to POST, or (ii) POST to GADV, if within ten (10) business days after receipt of such written notice that the Closing Date has passed, the Closing has not occurred; provided, however, that if the Closing shall not have occurred on, or prior to, the Closing Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions contemplated hereby, then the Closing Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions contemplated hereby; provided, further, however, that the right to terminate this Agreement pursuant to this Paragraph "B" of this Article "16" of this Agreement shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                          C.         by GADV if there is a material breach of any representation or warranty set forth in Article "6" of this Agreement or by POST in Article "8" of this Agreement or any covenant or agreement to be complied with or performed by POST pursuant to the terms of this Agreement, including, but not limited to, the covenants set forth in Article "10" of this Agreement, or the failure of a condition set forth in Paragraph "B" of Article "13" of this Agreement to be satisfied (and such condition is not waived in writing by GADV) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph "B" of Article "13" of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, GADV may not terminate this Agreement prior to the Closing Date if POST has not had an adequate opportunity to cure such failure, pursuant to Article "18" of this Agreement; or

                          D.         by POST if there is a material breach of any representation or warranty set forth in Article "7" of this Agreement or by GADV in Article "8" of this Agreement or any covenant or agreement to be complied with or performed by GADV pursuant to the terms of this Agreement, including, but not limited to, the covenants set forth in Article "9" of this Agreement, or the failure of a condition set forth in Paragraph "A" of Article "13" of this Agreement to be satisfied (and such condition is not waived in writing by POST) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph "A" of Article "13" of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, the POST may not terminate this Agreement prior to the Closing Date if GADV has not had an adequate opportunity to cure such failure pursuant to Article "18" of this Agreement.

            17.        Effect of Termination. If this Agreement is terminated pursuant to the provisions set forth in Article "16" of this Agreement, this Agreement shall become null and void and shall have no further effect.

            18.        Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date of this Agreement until the Closing Date, each of the parties shall confer on a regular and frequent basis with one or more representatives of the other parties to report on the general status of ongoing operations. POST shall promptly provide GADV or its counsel with copies of any filings any of them made with any governmental entity in connection with this Agreement and the transactions contemplated hereby and thereby. Each of the parties shall notify the others of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of the parties pursuant to this Agreement to be breached or that renders or will render untrue any representation or warranty of the parties contained in this Agreement. Each of the parties shall also notify the others in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the parties. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

            19.        Indemnification.

                          A.         Indemnification by GADV. In order to induce POST to enter into and perform this Agreement, GADV does hereby indemnify, protect, defend and save and hold harmless POST and each of its Agents (the "Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by GADV of the representations, warranties and covenants set forth in Article "7" of this Agreement or in any documents delivered pursuant hereto or of a breach by GADV of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

                          B.         Indemnification by POST. In order to induce GADV to enter into and perform this Agreement, POST indemnifies, protects, defends and saves and holds harmless GADV and each of its Agents (the "Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by POST of the representations, warranties and covenants set forth in Article "6" of this Agreement or in any documents delivered pursuant hereto or of a breach by POST of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

                          C.         Reasonable Costs, Etc. The indemnification, which is set forth in this Article "20" of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

                          D.         Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the "Claim") is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph "C" of Article "21" of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph "C" of Article "21" of this Agreement (such notice to control the defense is hereinafter referred to as the "Defense Notice"). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article "20" of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph "C" of Article "20" of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph "C" of Article "20" of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

            20.        Miscellaneous.

                          A.         Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                          B.         Enforceability. If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

                          C.         Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, prepaid, addressed as follows:

If to POST:	PostInk Technology, LP 2010 FM 2673 Canyon Lake, Texas 78133 Attention: Russell Chaney, CEO Facsimile No.:

with a copy to:	Fuller, Chlouber & Frizzell, L.L.P. 20 East 5th Street, Suite 200 Tulsa, OK 74103 Attention: Brad D. Fuller, Esq. Facsimile No.: 918-585-9414

If to GADV:	Global Advance Corp. 24955 Pacific Coast Highway Malibu, CA 90265 Attention: Krystal Rocha, President Facsimile No.: _____________

with a copy to:	Applbaum & Zouvas, LLP, 925 Hotel Circle South, San Diego, CA. 92108 Attention: Luke C. Zouvas, Esq. Facsimile No.: 619-688-1716

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph "C" of this Article "20" of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

                          D.         Governing Law; Disputes. This Agreement shall in accordance with the Laws of Delaware in all respects be construed, governed, applied and enforced under the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of Delaware and made pursuant to the laws of the State of Delaware. The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in Delaware. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of Delaware. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the State of Delaware as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of Delaware, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph "C" of this Article "20" of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

            The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators' determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration ("A") seeks an award of $100,000 plus costs and expenses, the other party ("B") has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has "prevailed".

            The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

            Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

            All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in Delaware, Delaware. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

                          E.         Expenses. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and the transactions set forth in this Agreement. GADV shall bear all legal fees and expenses with respect to the preparation of this Agreement.

                          F.         Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

                          G.         Entire Agreement. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

                          H.         Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

                          I.         Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

                          J.         Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

                          K.         Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          L.         Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

                          M.         Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

                          N.         Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

                          N.         Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel and terminate this Agreement by giving written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

POSTINK TECHNOLOGY, LP

By:	_____________________________
Name: Russell Chaney Title: Chairman and CEO

RSIV, LLC (General Partner of PostInk Technology, LP)

By:	_____________________________
Name: Russell Chaney Title: Managing Partner

GLOBAL ADVANCE CORP.

By:	_____________________________
Name: Krystal Rocha Title: Chairman and CEO